Exhibit 99.1

VOXX International Corporation Reports its Fiscal 2024 Third Quarter Financial Results

ORLANDO, FL.— January 9, 2024 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2024 third quarter ended November 30, 2023.

Commenting on the Company’s results and business outlook, Pat Lavelle, Chief Executive Officer stated, “For the third quarter comparisons, our gross margins grew by 90 basis points and our operating expenses improved by over 2%, resulting in operating income comparable with the prior year period, despite lower sales. The market remained challenging, especially at retail, and the UAW strike adversely impacted our Automotive business as well during the quarter. We see the economy slowing and we’re taking steps to mitigate any further risk, while at the same time, have introduced several new products in new categories that are growing, with an impressive product line-up and a strong customer base in place as we enter calendar year 2024. We expect some continued softness near-term but believe conditions should improve throughout 2024 and into our Fiscal 2025.”

Fiscal 2024 and Fiscal 2023 Third Quarter Comparisons

Net sales in the Fiscal 2024 third quarter ended November 30, 2023, were $135.3 million as compared to $143.1 million in the Fiscal 2023 third quarter ended November 30, 2022, a decrease of $7.8 million or 5.4%. On a sequential basis as compared to the Fiscal 2024 second quarter, net sales increased by $21.6 million or 19.0%.

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Automotive Electronics segment net sales in the Fiscal 2024 third quarter were $35.9 million as compared to $48.6 million in the comparable year-ago period, a decrease of $12.6 million or 26.0%. For the same comparable periods, OEM product sales were $10.0 million as compared to $19.1 million and aftermarket product sales were $25.9 million as compared to $29.4 million. The decline in year-over-year sales was primarily related to lower sales of OEM and aftermarket rear-seat entertainment products and aftermarket security products, partially offset by an increase in satellite radio products.

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Consumer Electronics segment net sales in the Fiscal 2024 third quarter were $100.0 million as compared to $94.1 million in the comparable year-ago period, an increase of $5.9 million or 6.2%. For the same comparable periods, Premium Audio product sales were $79.9 million as compared to $73.5 million and other consumer electronics (“CE”) product sales were $20.1 million as compared to $20.6 million. The increase in Premium Audio product sales was primarily related to higher sales of premium home theater speakers and wireless speakers domestically and internationally, offset by lower sales domestically of Onkyo and Pioneer products. Other CE product sales for the comparable periods declined across various categories primarily due to retail softness and global economic challenges, partially offset by higher sales of domestic accessory products driven by the launch of new RCA hearing aid products.

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Biometrics segment net sales in the Fiscal 2024 third quarter were $0.1 million as compared to $0.3 million in the comparable year-ago period, with the decline primarily related to a large one-time sale during the prior year period that did not repeat in the current year.

The gross margin in the Fiscal 2024 third quarter was 26.9% as compared to 26.0% in the Fiscal 2023 third quarter, an increase of 90 basis points. Gross margin improved by 170 basis points on a sequential basis when compared to the Fiscal 2024 second quarter.

When comparing the Fiscal 2024 and Fiscal 2023 third quarters, the Company reported:

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Automotive Electronics segment gross margin of 25.8% as compared to 24.6%. The year-over-year improvement of 120 basis points was primarily related to better margins as a result of relocated manufacturing operations, ongoing cost savings and greater efficiencies. The improvement was also related to product mix given less volume of lower-margin OEM rear-seat entertainment products. On a sequential basis when compared to the Fiscal 2024 second quarter, Automotive Electronics segment gross margin improved by 150 basis points.

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Consumer Electronics segment gross margin of 27.1% as compared to 26.6%. The year-over-year improvement of 50 basis points was primarily driven by higher sales of premium home speakers, improved vendor pricing, and fewer close-out and promotional sales for the comparable periods. Lower sales of Onkyo and Pioneer products and challenging market conditions continued to impact gross margins, despite the year-over-year segment improvement. On a sequential basis when compared to the Fiscal 2024 second quarter, Consumer Electronics segment gross margin improved by 160 basis points.

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Biometrics segment gross margin of 1.1% as compared to 22.7% in the comparable year-ago period.

Total operating expenses in the Fiscal 2024 third quarter were $34.1 million as compared to $34.8 million in the comparable Fiscal 2023 period, an improvement of $0.7 million or 2.1%. On a sequential basis when compared to the Fiscal 2024 second quarter, total operating expenses declined by $3.1 million or 8.2%.

When comparing the Fiscal 2024 and Fiscal 2023 third quarters, the Company reported:

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Selling expenses of $11.0 million as compared to $11.4 million. The year-over-year improvement of $0.4 million or 3.9%, was driven by lower employee salaries, related benefits and payroll taxes, as well as lower advertising and website expenses. This was partially offset by higher advertising expenses related to the Company’s new RCA hearing aid products.

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General and administrative (“G&A”) expenses of $15.9 million as compared to $15.9. The Company had lower salary and occupancy expenses and lower depreciation and amortization expense, which was partially offset by higher legal and professional fees primarily related to the Company’s final arbitration award that will be paid in the fourth quarter of Fiscal 2024.

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Engineering and technical support expenses of $7.1 million as compared to $7.2 million. The year-over-year improvement of $0.1 million or 1.5%, was primarily due to a decline in labor expenses resulting from a reduction in the use of outside labor, lower payroll tax expense, offset by an increase in research and development expenses related to the timing of projects.
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Restructuring expenses, which primarily represented costs related to the relocation of certain OEM production operations from Florida to Mexico, decreased by $0.2 million.

The Company reported operating income of $2.3 million in both the Fiscal 2024 and Fiscal 2023 third quarters. The Company reported an operating loss of $8.5 million in its Fiscal 2024 second quarter, representing a sequential improvement of $10.8 million.

Total other expense, net, in the Fiscal 2024 third quarter increased by $1.4 million over the comparable Fiscal 2023 third quarter. Interest and bank charges increased by $0.4 million, equity in income of equity investee declined by $0.9 million, and the charges related to the final arbitration award associated with the Seaguard arbitration declined by $0.2 million. Other, net was negatively impacted by $0.3 million, primarily as a result of losses in foreign currency.

Net income attributable to VOXX International Corporation in the Fiscal 2024 third quarter was $1.9 million as compared to a net income attributable to VOXX International Corporation of $7.4 million in the comparable Fiscal 2023 period. The Company reported basic and diluted income per share attributable to VOXX International Corporation of $0.08 in the Fiscal 2024 third quarter as compared to basic and diluted income per common share attributable to VOXX International Corporation of $0.30, in the comparable Fiscal 2023 period.

The Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2024 third quarter of $6.5 million as compared to EBITDA in the comparable Fiscal 2023 third quarter of $7.7 million. Adjusted EBITDA in the Fiscal 2024 third quarter was $8.0 million as compared to Adjusted EBITDA of $9.0 million in the comparable Fiscal 2023 period.

Fiscal 2024 and Fiscal 2023 Nine-month Comparisons

Net sales in the Fiscal 2024 nine-month period ended November 30, 2023, were $360.8 million as compared to $397.5 million in the Fiscal 2023 nine-month period ended November 30, 2022, a decrease of $36.7 million or 9.2%.

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Automotive Electronics segment net sales in the Fiscal 2024 nine-month period were $109.7 million as compared to $125.4 million in the comparable year-ago period, a decrease of $15.6 million or 12.5%. For the same comparable periods, OEM product sales were $46.5 million as compared to $51.1 million and aftermarket product sales were $63.2 million as compared to $74.3 million. The decline in OEM sales was primarily related to lower customer volumes which were due in part to the United Auto Workers strike that took place during the Company’s Fiscal 2024 third quarter. The decline in aftermarket sales was primarily related to lower sales of aftermarket security and rear-seat entertainment products, partially offset by an increase in sales of satellite radio and collision avoidance products.

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Consumer Electronics segment net sales in the Fiscal 2024 nine-month period were $251.4 million as compared to $271.1 million in the comparable year-ago period, a decrease of $19.7 million or 7.3%. For the same comparable periods, Premium Audio product sales were $180.7 million as compared to $212.6 million and other CE product sales were $70.7 million as compared to $58.4 million. The decline in Premium Audio product sales was primarily related to ongoing softness in the global economy, which impacted consumer spending across categories, as well as higher sales in the prior year period related to Onkyo and Pioneer products. The increase in other CE product sales was primarily due to higher European accessory sales of the Company’s new balcony solar power products, and higher domestic accessory sales driven by wireless speakers and the Company’s new RCA hearing aids.

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Biometrics segment net sales in the Fiscal 2024 nine-month period were $0.4 million as compared to $0.7 million in the comparable year-ago period, with the decline primarily related to a large one-time sale during the prior year period that did not repeat in the current year.

The gross margin in the Fiscal 2024 nine-month period was 25.6% as compared to 25.1% in the Fiscal 2023 nine-month period, an increase of 50 basis points. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 23.6% as compared to 23.8%. The 20 basis point decline in gross margin was primarily related to product mix and lower sales of higher margin products such as security and rear-seat entertainment, partially offset by the positive impact from transitioning certain manufacturing to Mexico.

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Consumer Electronics segment gross margin of 26.2% as compared to 25.5%. The year-over-year improvement of 70 basis points was primarily driven by higher sales of wireless accessory speakers domestically and the Company’s new balcony solar products internationally, partially offset by lower sales volumes of Onkyo and Pioneer products, among other factors.

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Biometrics segment gross margin of 26.4% as compared to 31.3% in the comparable year-ago period.

Total operating expenses in the Fiscal 2024 nine-month period were $110.2 million as compared to $114.0 million in the comparable Fiscal 2023 period, an improvement of $3.8 million or 3.3%. Excluding restructuring expenses and acquisition costs, total operating expenses for the comparable Fiscal 2024 and Fiscal 2023 nine-month periods declined by $5.3 million or 4.7%. For the same comparable periods:

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Selling expenses of $32.2 million as compared to $35.6 million. The year-over-year improvement of $3.4 million or 9.6%, was primarily driven by lower sales employee salaries and related benefits and payroll taxes, as well as due to Employee Retention Credits which have offset payroll tax expenses. Additionally, commission expenses and advertising and website expenses decreased, partially offset by higher advertising related to RCA hearing aids.

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General and administrative expenses of $52.6 million as compared to $53.9 million. The year-over-year improvement of $1.3 million or 2.4%, was primarily due to lower depreciation and amortization expense, office expense, legal and professional fees, as well as taxes, licensing fees and payroll taxes. This was partially offset by an increase in bad debt expense due to releases in the prior year that did not repeat, as well as higher travel expenses.

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Engineering and technical support expenses of $23.3 million as compared to $23.8 million. The year-over-year improvement of $0.6 million or 2.5%, was primarily due to lower research and development expenses and ongoing cost cutting measures. There was also a decline in payroll expense which was partially offset by higher travel expense.

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Acquisition costs of $0.1 million were incurred in the Fiscal 2023 nine-month period associated with the acquisition of certain assets of Onkyo Home Entertainment Corporation which was completed in September 2021. There were no related costs incurred in the comparable Fiscal 2024 period.
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Restructuring expenses of $2.2 million increased by $1.6 million as the Company initiated actions to lower its headcount and other expenses during the Fiscal 2024 nine-month period, as well as actions taken to relocate certain OEM production operations from Florida to Mexico.

The Company reported an operating loss in the Fiscal 2024 nine-month period of $17.7 million as compared to an operating loss of $14.3 million in the comparable Fiscal 2023 period.

Total other expense, net, in the Fiscal 2024 nine-month period was $5.9 million as compared to total other expense, net, of $3.9 million in the comparable Fiscal 2023 period. Interest and bank charges increased by $1.9 million and charges related to the final arbitration award associated with the Seaguard arbitration increased by $0.4 million. Equity in income of equity investee declined by $1.4 million and other, net improved by $1.7 million, primarily as a result of changes in foreign currency.

Net loss attributable to VOXX International Corporation in the Fiscal 2024 nine-month period was $19.9 million as compared to a net loss attributable to VOXX International Corporation of $9.3 million in the comparable Fiscal

2023 period. The Company reported a basic and diluted loss per share attributable to VOXX International Corporation of $0.85 in the Fiscal 2024 nine-month period as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.38, in the comparable Fiscal 2023 period.

The Company reported an EBITDA loss in the Fiscal 2024 nine-month period of $6.5 million as compared to an EBITDA loss in the comparable Fiscal 2023 period of $3.2 million. The Company reported Adjusted EBITDA in the Fiscal 2024 nine-month period of $3.0 million as compared to Adjusted EBITDA in the comparable Fiscal 2023 period of $5.6 million.

Balance Sheet Update

As of November 30, 2023, the Company had cash and cash equivalents of $10.4 million as compared to $6.1 million as of February 28, 2023. Total debt as of November 30, 2023 was $48.6 million as compared to $39.2 million as of February 28, 2023. The increase in total debt is primarily related to a $10.0 million increase in outstanding debt on the Company’s Domestic Credit Facility as a result of higher borrowings during the current period, partially offset by a $0.4 million decline associated with the Company’s Florida mortgage and a $0.2 million decline in the shareholder loan payable to Sharp Corporation. Total long-term debt, net of debt issuance costs as of November 30, 2023 was $47.1 million as compared to $37.5 million as of February 28, 2023.

Seaguard Settlement (Subsequent Event)

On December 22, 2023, the Company and Seaguard entered into a Settlement Agreement and Mutual Release, with an effective date of January 10, 2024, in which the Company agreed to pay Seaguard $42.0 million in full and final settlement of all judgments and claims that have been awarded or asserted or could have been asserted by Seaguard against the Company and its subsidiaries. An initial payment of $10.0 million was made on December 27, 2023 and the final payment of $32.0 million is due on the agreement effective date of January 10, 2024. Upon receipt of the final payment, Seaguard will file a Satisfaction of Judgment with the court and a Dismissal of the Arbitration with the American Arbitration Association. The Company will file a Dismissal of the Appeal within five days after the filing of the Satisfaction of Judgment. Further, the Company filed a Form 8-K with the Securities and Exchange Commission on January 3, 2024, announcing the terms of the settlement.

Conference Call Information

The Company will be hosting its conference call and webcast on Wednesday, January 10, 2024 at 10:00 a.m. ET.

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To attend the webcast: https://edge.media-server.com/mmc/p/63gsho99

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To access by phone: https://register.vevent.com/register/BI1d071c6695bf4c8986ac36ee001b1125

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net loss attributable to VOXX International Corporation and Subsidiaries, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of certain assets, foreign currency losses (gains), restructuring expenses, acquisition costs, certain non-routine legal fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency losses (gains) are non-cash items.

We present EBITDA and Adjusted EBITDA in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	November 30, 2023	February 28, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,393	$6,134
Accounts receivable, net of allowances of $2,165 and $2,515 at November 30, 2023 and February 28, 2023, respectively	91,631	82,753
Inventory	146,244	175,129
Receivables from vendors	1,668	112
Due from GalvanEyes LLC	2,547	—
Prepaid expenses and other current assets	20,259	19,817
Income tax receivable	1,354	1,076
Total current assets	274,096	285,021
Investment securities	909	1,053
Equity investment	21,523	22,018
Property, plant and equipment, net	45,857	47,044
Operating lease, right of use assets	3,082	3,632
Goodwill	64,122	65,308
Intangible assets, net	84,760	90,437
Deferred income tax assets	1,209	1,218
Other assets	2,831	3,720
Total assets	$498,389	$519,451
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$35,818	$35,099
Accrued expenses and other current liabilities	41,073	41,856
Income taxes payable	170	2,276
Accrued sales incentives	24,036	21,778
Contingent consideration, current	—	4,500
Final arbitration award payable	46,738	43,388
Contract liabilities, current	3,341	3,990
Current portion of long-term debt	500	500
Total current liabilities	151,676	153,387
Long-term debt, net of debt issuance costs	47,088	37,513
Finance lease liabilities, less current portion	319	63
Operating lease liabilities, less current portion	2,192	2,509
Deferred compensation	909	1,053
Deferred income tax liabilities	4,777	4,855
Other tax liabilities	768	966
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	9,817	7,317
Other long-term liabilities	2,120	2,947
Total liabilities	219,666	210,610
Commitments and contingencies
Redeemable equity	4,087	4,018
Redeemable non-controlling interest	(2,691)	232
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,558,184 and 24,538,184 shares issued and 20,332,009 and 21,167,527 shares outstanding at November 30, 2023 and February 28, 2023, respectively	246	246
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both November 30, 2023 and February 28, 2023	22	22
Paid-in capital	297,220	296,577
Retained earnings	79,232	97,997
Accumulated other comprehensive loss	(17,405)	(18,680)
Less: Treasury stock, at cost, 4,226,175 and 3,370,657 shares of Class A Common Stock at November 30, 2023 and February 28, 2023, respectively	(38,940)	(30,285)
Less: Redeemable equity	(4,087)	(4,018)
Total VOXX International Corporation stockholders' equity	316,288	341,859
Non-controlling interest	(38,961)	(37,268)
Total stockholders' equity	277,327	304,591
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$498,389	$519,451

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended November 30,		Nine months ended November 30,
	2023	2022	2023	2022
Net sales	$135,260	$143,055	$360,828	$397,492
Cost of sales	98,918	105,918	268,281	297,859
Gross profit	36,342	37,137	92,547	99,633
Operating expenses:
Selling	10,967	11,413	32,154	35,563
General and administrative	15,944	15,920	52,621	53,903
Engineering and technical support	7,063	7,171	23,257	23,844
Acquisition costs	—	—	—	136
Restructuring expenses	101	303	2,168	532
Total operating expenses	34,075	34,807	110,200	113,978
Operating income (loss)	2,267	2,330	(17,653)	(14,345)
Other (expense) income:
Interest and bank charges	(1,892)	(1,460)	(5,011)	(3,101)
Equity in income of equity investee	1,101	2,022	3,958	5,373
Final arbitration award (see Note 24)	(752)	(986)	(3,350)	(2,958)
Other, net	156	460	(1,497)	(3,169)
Total other (expense) income, net	(1,387)	36	(5,900)	(3,855)
Income (loss) before income taxes	880	2,366	(23,553)	(18,200)
Income tax expense (benefit)	97	(3,988)	(54)	(5,788)
Net income (loss)	783	6,354	(23,499)	(12,412)
Less: net loss attributable to non-controlling interest	(1,129)	(1,067)	(3,609)	(3,090)
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$1,912	$7,421	$(19,890)	$(9,322)
Other comprehensive income (loss):
Foreign currency translation adjustments	279	957	1,337	(2,665)
Derivatives designated for hedging	(29)	78	(55)	264
Pension plan adjustments	(1)	(19)	(7)	53
Other comprehensive income (loss), net of tax	249	1,016	1,275	(2,348)
Comprehensive income (loss) attributable to VOXX International Corporation and Subsidiaries	$2,161	$8,437	$(18,615)	$(11,670)
Income (loss) per share - basic: Attributable to VOXX International Corporation and Subsidiaries	$0.08	$0.30	$(0.85)	$(0.38)
Income (loss) per share - diluted: Attributable to VOXX International Corporation and Subsidiaries	$0.08	$0.30	$(0.85)	$(0.38)
Weighted-average common shares outstanding (basic)	23,270,834	24,389,375	23,510,578	24,408,541
Weighted-average common shares outstanding (diluted)	23,467,022	24,621,359	23,510,578	24,408,541

Reconciliation of GAAP Net Loss Attributable to VOXX International Corporation

to EBITDA and Adjusted EBITDA

	Three months ended November 30,		Nine months ended November 30,
	2023	2022	2023	2022
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$1,912	$7,421	$(19,890)	$(9,322)
Adjustments:
Interest expense and bank charges (1)	1,688	1,263	4,405	2,500
Depreciation and amortization (1)	2,808	3,053	9,003	9,406
Income tax expense (benefit)	97	(3,988)	(54)	(5,788)
EBITDA	6,505	7,749	(6,536)	(3,204)
Stock-based compensation	177	145	643	407
Gain on sale of tradename	—	—	(450)	—
Foreign currency losses (gains) (1)	144	(223)	2,320	3,867
Restructuring expenses	101	303	2,168	532
Acquisition costs	—	—	—	136
Non-routine legal fees	318	28	1,549	886
Final arbitration award	752	986	3,350	2,958
Adjusted EBITDA	$7,997	$8,988	$3,044	$5,582

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, as well as foreign currency losses (gains) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK.